Exhibit 99

Piper Jaffray Companies, 800 Nicollet Mall, Minneapolis, MN 55402-7020

CONTACT
Jennifer A. Olson-Goude	Dana H. Wade
Investor Relations	Public Affairs and Media Relations
Tel: 612 303-6277	Tel: 415 277-1556

FOR IMMEDIATE RELEASE

Piper Jaffray Companies Announces

2004 Fourth Quarter and Year-end Results

Full year earnings per diluted share increase 93 percent to $2.60

Return on tangible shareholders’ equity1 improves to 12.9 percent

Company announces a share repurchase program

MINNEAPOLIS — January 26, 2005 — Piper Jaffray Companies (NYSE: PJC) today announced net income of $11.8 million, or $0.61 per diluted share, for the quarter ended Dec. 31, 2004, up from a net loss of $3.3 million, or ($0.17) per diluted share, for the quarter ended Dec. 31, 2003. Net income also totaled $11.8 million, or $0.61 per diluted share in the third quarter of 2004. Net revenues for the fourth quarter were $194.6 million, down 3.6 percent from the fourth quarter of 2003 and up 4.5 percent over the third quarter of 2004.

For the full year, net income improved to $50.3 million, compared to $26.0 million in the prior year. Earnings per diluted share rose 92.6 percent to $2.60 compared to the prior year. Net revenues increased to $797.5 million for the full year, up $10.8 million or 1.4 percent over 2003. Return on tangible shareholders’ equity1 improved to 12.9 percent compared to 8.0 percent for the prior year.

“We reported respectable performance for our first year as a new public company,” said chairman and chief executive officer Andrew S. Duff. “We stemmed the negative trend in private client revenues and substantially increased our equity underwriting and merger and acquisition revenues. We also made solid progress on margin improvement and significantly enhanced our return on tangible shareholders’ equity.”

The company also announced today that its board of directors has authorized the repurchase of up to 1.3 million shares of the company’s outstanding common stock for a maximum aggregate purchase price of $65.0 million. The principal purpose of the share repurchase program is to manage the company’s equity capital relative to the growth of its business and to offset the dilutive effect of employee equity-based compensation. The repurchase program will be conducted under a 10b5-1 plan and will commence early in 2005, ending Dec. 31, 2005. As of Dec. 31, 2004, Piper Jaffray Companies had 19.9 million common shares outstanding.

Results of Operations

Net Revenues
Fourth quarter net revenues declined $7.2 million, or 3.6 percent, from the prior year period, primarily due to lower equity institutional sales and trading activity. Compared to the third quarter of 2004, net revenues rose 4.5 percent driven by increased private client activity, improved fixed-income institutional sales and trading activity and stronger equity underwriting revenue. Offsetting these increases were softer public finance and merger and acquisition revenues.

For the year, net revenues were $797.5 million, an increase of $10.8 million, or 1.4 percent. Substantially stronger equity underwriting and mergers and acquisitions revenues more than offset weaker fixed income institutional sales and trading performance.

Non-Interest Expenses
For the quarter, non-interest expenses were $176.4 million, down 14.9 percent from the fourth quarter of 2003. Compensation expense was $116.8 million, essentially flat with the prior year. Non-compensation expenses were $59.6 million, a decrease of $30.6 million, or 33.9 percent. The decrease from the prior year in non-compensation expenses was due largely to three items:

•	a $24.0 million charge in the fourth quarter of last year for cash awards granted as part of the spin-off from U.S. Bancorp,

•	a $4.1 million charge in the fourth quarter of last year for disposal of software related to the implementation of a new fixed income trading system, and

•	reduced litigation-related expenses.

Compared to the third quarter of 2004, non-interest expenses increased 5.2 percent, primarily due to higher litigation-related expenses.

For the year, non-interest expenses were $717.9 million, down $28.0 million or 3.8 percent. Compensation expense was $488.4 million, up 1.2 percent compared to last year. Non-compensation expenses were $229.5 million, down 12.9 percent from the prior year. This decline was due to several factors:

•	reduced litigation-related expenses,

•	reduced clearing and transaction costs due to management of electronic communications network (ECN) fees and floor brokerage expenses,

•	the $8.8 million increase in the 2003 allowance for financial advisor loan losses, which was reduced by $2.1 million in 2004,

•	the $4.1 million charge in 2003 for disposal of software,

•	the $24.0 million charge in 2003 for cash awards related to the spin-off, compared to a charge of $4.7 million in 2004,

•	elimination of a $3.9 million royalty fee charged to Piper Jaffray by U.S. Bancorp for the use of trade names and trademarks.

These reductions in expenses were partially offset by an increase in costs related to being a stand-alone public company.

For the quarter, pre-tax operating margin was 9.3 percent, an improvement from a negative margin of (2.7) percent in the prior year. For the year, pre-tax operating margin was 10.0 percent, or nearly double the 5.2 percent margin achieved in 2003.

Business Segment Review

Capital Markets

Fourth Quarter
Capital Markets recorded $104.4 million in net revenues for the quarter, down $6.4 million, or 5.7 percent, from the prior year. Segment pre-tax operating income for the quarter was $17.4 million, down 2.7 percent compared to the fourth quarter of 2003. The decline in revenue was due to lower equity institutional sales and trading revenues driven by lower volumes and higher trading losses.

Compared to the third quarter of 2004, net revenues improved 3.1 percent. Fixed-income institutional sales and trading revenues improved 52.3 percent mainly due to increased trading volumes and trading profits, and equity underwriting revenues rose by 35.8 percent due to earning a higher proportion of deal fees. These improvements in revenue were offset in large part by lower mergers and acquisitions revenue, which declined $7.7 million, or 33.1 percent, due to lower transaction values. Public finance revenues also declined by 19.8 percent in comparison to a strong prior quarter.

Segment operating expenses for the quarter were $87.0 million, a decrease of $5.9 million, or 6.3 percent, from the same period a year ago, primarily driven by the $4.1 million charge in 2003 for disposal of software related to the implementation of a new fixed income trading system.

For the quarter, segment pre-tax operating margin was 16.7 percent, up from 16.2 percent recorded in the same quarter last year.

Full Year
For the year, Capital Markets recorded net revenue of $431.1 million, essentially unchanged compared to 2003. Weaker fixed income institutional sales and trading activity was offset by significantly stronger equity underwriting and mergers and acquisitions activity, which increased 24.6 percent and 23.4 percent, respectively. Segment pre-tax operating income was $74.4 million, down $2.4 million, or 3.1 percent from the prior year.

Segment operating expenses were $356.7 million, up slightly compared to 2003. Segment pre-tax operating margin was 17.3 percent, compared to 17.8 percent last year.

For the year, the firm maintained or improved its ranking in equity underwriting and public finance. Following is a recap of completed deals and industry rankings (based on the number of transactions completed) for the full year of 2004.

•	93 equity offerings, raising a total of $12.6 billion in capital, and placing the firm 13th nationally. These results compare to a ranking of 14th last year with the completion of 61 equity offerings for a total of $8.2 billion in capital raised. (Source: Dealogic)

•	49 M&A transactions with an enterprise value of $6.8 billion, ranking 10th among all advisors. Last year the firm completed 38 transactions with an enterprise value of $5.1 billion. Among middle-market advisors (a group that excludes investment banks with average deal size greater than $500 million), the firm ranked first nationally. (Source: Thomson Financial)

•	502 tax-exempt issues with a total par value of $5.9 billion, ranking the firm fourth nationally. Last year the firm ranked fifth and completed 507 tax-exempt issues nationally, with a total par value of $5.7 billion. In the Upper Midwest, the firm completed 286 public finance issues for the year with a total par value of $2.4 billion, again ranking the firm the lead underwriter of Upper Midwest tax-exempt issues. (Source: Thomson Financial)

Private Client Services

Fourth Quarter
Private Client Services recorded net revenues of $87.8 million for the quarter, down $1.0 million, or 1.1 percent, compared to the fourth quarter of 2003. Net revenues rose 4.9 percent compared to the third quarter of 2004 as private client activity strengthened after the presidential election concluded. Segment pre-tax operating income was $11.8 million, up 41.5 percent from the fourth quarter of 2003.

Segment operating expenses were $76.0 million for the quarter, a 5.5 percent improvement from the prior year period, primarily due to lower litigation-related expenses. Segment pre-tax operating margin was 13.5 percent, up from the 9.4 percent margin in the fourth quarter of 2003.

Full Year
For the year, segment net revenues were $355.2 million, up 0.9 percent compared to the prior year. Segment pre-tax operating income was $48.0 million, an improvement of $19.9 million, or 70.5 percent, over 2003. Segment operating expenses were $307.1 million, an improvement of $16.8 million, or 5.2 percent, driven by lower litigation-related expenses and a reduction in financial advisor loan losses. Segment pre-tax operating margin was 13.5 percent, compared to 8.0 percent for 2003.

Corporate Support and Other

Corporate Support and Other pre-tax operating loss was $9.9 million for the fourth quarter, an increase of $3.1 million over the fourth quarter of 2003. For the full year, pre-tax operating loss was $38.1 million compared to a loss of $36.1 million last year. The increase in pre-tax operating loss for both periods was due primarily to new public company costs.

Additional Shareholder Information

	As of Dec. 31, 2004	As of Sept. 30, 2004	As of Dec. 31, 2003
Full time employees:	3,027	3,029	2,991
Financial advisors:	860	853	874
Client assets:	$51 billion	$49 billion	$50 billion
Shareholders’ equity:	$725.4 million	$715.0 million	$669.8 million
Return on average tangible shareholders’ equity:[1]	12.9 percent	9.4 percent	8.0 percent
Book value per share:	$37.52	$36.98	$34.64
Tangible book value per share:	$20.88	$21.17	$18.84

(1)	Tangible shareholders’ equity equals total shareholders’ equity less goodwill and identifiable intangible assets. Return on average tangible shareholders’ equity is calculated by dividing trailing 12-month net income, for each period presented, by the average quarterly tangible common equity for the trailing 12-month period. Management believes that return on tangible shareholders’ equity is a meaningful measure of performance as it reflects the tangible equity deployed in our businesses. This measure excludes the portion of our shareholders’ equity attributable to goodwill and identifiable intangible assets. The majority of our goodwill is a result of the 1998 acquisition of our predecessor company, Piper Jaffray Companies Inc., and its subsidiaries by U.S. Bancorp. The following table sets forth a reconciliation of shareholders’ equity to tangible shareholders’ equity. Shareholders’ equity is the most directly comparable GAAP financial measure to tangible shareholders’ equity.

(dollars in thousands)	Average for the
	Year Ended	12-Month Period Ended	Year Ended	As of
	December 31, 2004	September 30, 2004	December 31, 2003	December 31, 2004

Shareholders’ equity	699,163	680,958	629,466	725,428
Deduct: Goodwill and identifiable intangible assets	(308,875)	(305,635)	(305,635)	(321,834)

Tangible shareholders’ equity	390,288	375,323	323,831	403,594

Conference Call
Andrew S. Duff, chairman and chief executive officer, and Sandra G. Sponem, chief financial officer, will host a conference call to discuss fourth quarter and full year 2004 financial results on Wednesday, Jan. 26, 2005, at 11 a.m. ET (10 a.m. CT). The call can be accessed via live audio webcast available through the firm’s web site at www.piperjaffray.com or by dialing (866) 244-9933, or (706) 758-0864 international, and refer to conference ID 3118115 and the leader’s name, Andrew Duff. Callers should dial in at least 15 minutes early to receive instructions. A replay of the conference call will be available beginning at approximately 1 p.m. ET Jan. 26 at the same web address or by calling (800) 642-1687 or (706) 645-9291 international.

About Piper Jaffray Companies
Piper Jaffray Companies (NYSE: PJC) is a focused securities firm dedicated to delivering superior financial advice, investment products and transaction execution within selected sectors of the financial services marketplace. The company operates through two primary revenue-generating segments: Capital Markets and Private Client Services. Investment Research, an independent group reporting to the CEO, supports clients of both segments. Through its chief operating subsidiary, Piper Jaffray & Co., the firm has served corporations, government and non-profit entities, institutional investors and the financial advisory needs of private individuals since 1895. Headquartered in Minneapolis, Piper Jaffray has approximately 3,000 employees in 111 offices in 23 states across the country and in London. For more information about Piper Jaffray, visit us online at www.piperjaffray.com.

Since 1895. Member SIPC and NYSE.
© 2005 Piper Jaffray & Co., 800 Nicollet Mall, Suite 800, Minneapolis, Minnesota 55402-
7020

Cautionary Note Regarding Forward-Looking Statements
This press release contains forward-looking statements. Statements that are not historical or current facts, including statements about beliefs and expectations, are forward-looking statements. These forward-looking statements cover, among other things, the future prospects of Piper Jaffray Companies. Forward-looking statements involve inherent risks and uncertainties, and important factors could cause actual results to differ materially from those anticipated, including the following: (1) we have agreed to certain restrictions to preserve the tax treatment of our spin-off from U.S. Bancorp, which reduce our strategic and operating flexibility, (2) we have agreed to indemnify U.S. Bancorp for taxes and related losses resulting from any actions we take that cause the spin-off to fail to qualify as a tax-free transaction, (3) the separation and distribution agreement entered into between U.S. Bancorp and us contains cross-indemnification obligations of U.S. Bancorp and us that either party may be unable to satisfy, (4) developments in market and economic conditions have in the past adversely affected, and may in the future adversely affect, our business and profitability, (5) we may not be able to compete successfully with other companies in the financial services industry, (6) our underwriting and market-making activities may place our capital at risk, (7) an inability to readily divest or transfer trading positions may result in financial losses to our business, (8) use of derivative instruments as part of our risk management techniques may place our capital at risk, while our risk management techniques themselves may not fully mitigate our market risk exposure, (9) an inability to access capital readily or on terms favorable to us could impair our ability to fund operations and could jeopardize our financial condition, (10) we may make strategic acquisitions of businesses or may divest or exit existing businesses, which could cause us to incur unforeseen expense and have disruptive effects on our business but may not yield the benefits we expect, (11) our technology systems are critical components of our operations and the failure of those systems may disrupt our business, cause financial loss and constrain our growth, (12) our business is subject to extensive regulation that limits our business activities, and a significant regulatory action against our company may have a material adverse financial effect or cause significant reputational harm, (13) regulatory capital requirements may adversely affect our ability to expand or maintain present levels of our business or impair our ability to meet our financial obligations, (14) our exposure to legal liability is significant, and could lead to substantial damages and restrictions on our business going forward, (15) we may suffer losses if our reputation is harmed, (16) provisions in our certificate of incorporation and bylaws and of Delaware law may prevent or delay an acquisition of our company, which could decrease the market value of our common stock, (17) other factors identified in the document entitled “Risk Factors” filed as Exhibit 99.1 to our Quarterly Report on Form 10-Q for the quarter ended September 30, 2004, and in our subsequent reports filed with the SEC. These reports are available at our Web site at www.piperjaffray.com and at the SEC’s Web site at www.sec.gov. Forward-looking statements speak only as of the date they are made, and we undertake no obligation to update them in light of new information or future events.

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Piper Jaffray Companies
Preliminary Unaudited Results of Operations

	For the Year Ended
	December 31,	December 31,	Percent
(Amounts in thousands, except per share data)	2004	2003	Inc/(Dec)

Revenues:

Commissions and fees	$263,730	$256,747	2.7%
Principal transactions	188,526	215,191	(12.4)
Investment banking	257,932	229,945	12.2
Interest	47,469	45,276	4.8
Other income	57,967	59,082	(1.9)

Total revenues	815,624	806,241	1.2

Interest expense	18,126	19,511	(7.1)

Net revenues	797,498	786,730	1.4

Non-interest expenses:

Compensation and benefits	488,394	482,397	1.2
Occupancy and equipment	57,066	58,025	(1.7)
Communications	42,198	37,599	12.2
Floor brokerage and clearance	17,309	22,755	(23.9)
Marketing and business development	42,468	39,030	8.8
Outside services	41,477	38,511	7.7
Cash award program	4,717	24,000	(80.3)
Royalty fee	—	3,911	N/M
Other operating expenses	24,248	39,619	(38.8)

Total non-interest expenses	717,877	745,847	(3.8)

Income before income tax expense	79,621	40,883	94.8

Income tax expense	29,273	14,884	96.7

Net income	$50,348	$25,999	93.7%

Earnings per common share
Basic	$2.60	$1.35	92.6%
Diluted	$2.60	$1.35	92.6%

Weighted average number of common shares
Basic	19,333	19,237	0.5%
Diluted	19,399	19,237	0.8%

N/M — Not Meaningful

Piper Jaffray Companies
Preliminary Unaudited Results of Operations

	For the Three Months Ended			Percent Inc/(Dec)
	Dec. 31,	Sept. 30,	Dec. 31,	4Q04 vs.	4Q04 vs.
(Amounts in thousands, except per share data)	2004	2004	2003	3Q04	4Q03

Revenues:

Commissions and fees	$67,255	$61,187	$67,608	9.9%	(0.5)%
Principal transactions	46,394	39,813	53,065	16.5	(12.6)
Investment banking	59,686	65,204	59,195	(8.5)	0.8
Interest	13,251	10,667	11,611	24.2	14.1
Other income	13,589	13,571	14,851	0.1	(8.5)

Total revenues	200,175	190,442	206,330	5.1	(3.0)

Interest expense	5,605	4,217	4,532	32.9	23.7

Net revenues	194,570	186,225	201,798	4.5	(3.6)

Non-interest expenses:

Compensation and benefits	116,800	114,197	116,966	2.3	(0.1)
Occupancy and equipment	14,683	14,968	17,728	(1.9)	(17.2)
Communications	10,470	10,558	10,015	(0.8)	4.5
Floor brokerage and clearance	3,882	4,068	5,228	(4.6)	(25.7)
Marketing and business development	10,952	9,723	11,746	12.6	(6.8)
Outside services	11,182	11,215	11,156	(0.3)	0.2
Cash award program	1,158	1,219	24,000	(5.0)	(95.2)
Royalty fee	—	—	804	N/M	N/M
Other operating expenses	7,259	1,702	9,529	326.5	(23.8)

Total non-interest expenses	176,386	167,650	207,172	5.2	(14.9)

Income (loss) before income tax expense (benefit)	18,184	18,575	(5,374)	(2.1)	N/M

Income tax expense (benefit)	6,375	6,806	(2,028)	(6.3)	N/M

Net income (loss)	$11,809	$11,769	$(3,346)	0.3%	N/M

Earnings Per Common Share
Basic	$0.61	$0.61	$(0.17)	0.0%	N/M
Diluted	$0.61	$0.61	$(0.17)	0.0%	N/M

Weighted average number of common shares
Basic	19,333	19,333	19,273	0.0%	0.3%
Diluted	19,445	19,387	19,273	0.3%	0.9%

N/M — Not Meaningful

Piper Jaffray Companies
Preliminary Unaudited Segment Data

	For the Three Months Ended			Percent Inc/(Dec)
	December 31,	September 30,	December 31,	4Q04 vs.	4Q04 vs.
(Dollars in thousands)	2004	2004	2003	3Q04	4Q03

Capital Markets

Net revenues	$104,375	$101,282	$110,739	3.1%	(5.7)%
Operating expenses	86,953	83,984	92,835	3.5	(6.3)

Segment pre-tax operating income	$17,422	$17,298	$17,904	0.7%	(2.7)%

Segment pre-tax operating margin	16.7%	17.1%	16.2%

Private Client Services

Net revenues	$87,836	$83,727	$88,821	4.9%	(1.1)%
Operating expenses	75,996	71,623	80,453	6.1	(5.5)

Segment pre-tax operating income	$11,840	$12,104	$8,368	(2.2)%	41.5%

Segment pre-tax operating margin	13.5%	14.5%	9.4%

Corporate Support and Other

Net revenues	$2,359	$1,216	$2,238	94.0%	5.4%
Operating expenses	12,279	10,824	9,080	13.4	35.2

Segment pre-tax operating loss	$(9,920)	$(9,608)	$(6,842)	3.2%	45.0%

Segment pre-tax operating margin	N/M	N/M	N/M

Reconciliation to total income (loss) before taxes:

Total segment pre-tax operating income	$19,342	$19,794	$19,430	(2.3)%	(0.5)%
Royalty fee	—	—	804	N/M	N/M
Cash award program	1,158	1,219	24,000	(5.0)	(95.2)

Total income (loss) before tax expense (benefit)	$18,184	$18,575	$(5,374)	(2.1)%	N/M %

Pre-tax operating margin	9.3%	10.0%	(2.7)%

N/M — Not Meaningful

Piper Jaffray Companies
Preliminary Unaudited Segment Data

	For the Year Ended
	December 31,	December 31,	Percent
(Dollars in thousands)	2004	2003	Inc/(Dec)

Capital Markets

Net revenues	$431,135	$430,355	0.2%
Operating expenses	356,743	353,606	0.9

Segment pre-tax operating income	$74,392	$76,749	(3.1)%

Segment pre-tax operating margin	17.3%	17.8%

Private Client Services

Net revenues	$355,176	$352,113	0.9%
Operating expenses	307,142	323,933	(5.2)

Segment pre-tax operating income	$48,034	$28,180	70.5%

Segment pre-tax operating margin	13.5%	8.0%

Corporate Support and Other

Net revenues	$11,187	$4,262	162.5%
Operating expenses	49,275	40,397	22.0

Segment pre-tax operating loss	$(38,088)	$(36,135)	5.4%

Segment pre-tax operating margin	N/M	N/M

Reconciliation to total income before taxes:

Total segment pre-tax operating income	$84,338	$68,794	22.6%
Royalty fee	—	3,911	N/M
Cash award program	4,717	24,000	(80.3)

Total income before tax expense	$79,621	$40,883	94.8%

Pre-tax operating margin	10.0%	5.2%

N/M — Not Meaningful

Piper Jaffray Companies
Preliminary Unaudited Supplemental Information

(Dollars in thousands)	For the Three Months Ended			Percent Inc/(Dec)
Capital Markets	December 31,	September 30,	December 31,	4Q04 vs.	4Q04 vs.
	2004	2004	2003	3Q04	4Q03

Institutional Sales
Fixed Income	$23,066	$15,150	$22,801	52.3%	1.2%
Equities	26,229	26,318	33,421	(0.3)	(21.5)

Total Institutional Sales	49,295	41,468	56,222	18.9	(12.3)

Investment Banking
Underwriting
Fixed Income	14,613	18,223	14,900	(19.8)	(1.9)
Equities	22,863	16,836	22,802	35.8	0.3
Mergers and Acquisitions	15,432	23,083	14,388	(33.1)	7.3

Total Investment Banking	52,908	58,142	52,090	(9.0)	1.6

Net Interest	1,619	1,200	943	34.9	71.7

Other Income	553	472	1,484	17.2	(62.7)

Capital Markets Net Revenues	$104,375	$101,282	$110,739	3.1%	(5.7)%

Piper Jaffray Companies
Preliminary Unaudited Supplemental Information

(Dollars in thousands)	For the Year Ended
Capital Markets	December 31,	December 31,	Percent
	2004	2003	Inc/(Dec)

Institutional Sales
Fixed Income	$79,752	$101,865	(21.7)%
Equities	117,302	122,303	(4.1)

Total Institutional Sales	197,054	224,168	(12.1)

Investment Banking
Underwriting
Fixed Income	62,097	64,762	(4.1)
Equities	87,505	70,202	24.6
Mergers and Acquisitions	78,066	63,258	23.4

Total Investment Banking	227,668	198,222	14.9

Net Interest	4,912	4,242	15.8

Other Income	1,501	3,723	(59.7)

Capital Markets Net Revenues	$431,135	$430,355	0.2%